EXHIBIT 21

SUBSIDIARIES OF MERIT MEDICAL SYSTEMS, INC.

Jurisdiction of
Subsidiary Name	Incorporation/Organization
BioSphere Medical Japan, Inc.	Delaware
BioSphere Medical SA	France
BioSphere Medical, Inc.	Delaware
BSMD Ventures, Inc.	Delaware
LLC Merit Technologies	Russia
Merit Holdings, Inc.	Utah, USA
Merit Medical (NRI) Ireland Limited	Ireland
Merit Medical Asia Company Limited	Hong Kong
Merit Medical Australia Pty Ltd.	Australia
Merit Medical Austria GmbH	Austria
Merit Medical Beijing Co. Ltd	China
Merit Medical Belgium B.V.B.A.	Belgium
Merit Medical Coatings B.V.	Netherlands
Merit Medical Denmark A/S	Denmark
Merit Medical DO Brasil - Servicos EM Marketing LTDA.	Brazil
Merit Medical Finland Ltd.	Finland
Merit Medical France SAS	France
Merit Medical GmbH	Germany
Merit Medical Systems India Private Limited	India
Merit Medical Ireland, Limited	Ireland
Merit Medical Italy S.R.L.	Italy
Merit Medical Korea Co., Ltd.	South Korea
Merit Medical ME FZ-LLC	United Arab Emirates
Merit Medical Nederland B.V.	Netherlands
Merit Medical Norway AS	Norway
Merit Medical Switzerland AG	Switzerland
Merit Medical System’s NRI Limited	Ireland
Merit Medical Systems AB	Sweden
Merit Medical Turkey Medical Products Trade Joint Stock Company	Turkey
Merit Medical UK Limited	United Kingdom
Merit Sensor Systems, Inc.	Utah
Merit Services, Inc.	Utah
Thomas Medical Products, Inc.	Pennsylvania